UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2016

US HIGHLAND, INC.
(Exact name of registrant as specified in its charter)

Oklahoma	000-54624	26-4144571
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5930 Royal Lane, Suite E211, Dallas, TX	75230
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (918) 558-1358

N/A

(Former name or former address, if changed since last report)

With a copy to:

Philip Magri, Esq.

Magri Law, LLC

2642 NE 9th Avenue

Fort Lauderdale, FL 33334

T: 646.502.5900

F: 646.826.9200

pmagri@magrilaw.com

www.MagriLaw.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On February 22, 2016, US Highland Inc., an Oklahoma corporation (the "Company"); John Fitzpatrick III, the Company's former President, Chief Executive Officer, Chief Financial Officer; Steven Pfaff, the Company's former Director of Marketing; and certain of the Company's officers and directors entered into that certain Release of Claims and Settlement Agreement (the "Settlement Agreement"). Pursuant to the Settlement Agreement, the parties, without admitting any liability or wrongdoing, fully and completely released and discharged each other from all claims, actions, demands, costs, losses, damages, expenses and causes of actions of every kind relating to Mr. Fitzpatrick's and Mr. Pfaff's previous employment with the Company, including claims separately filed by Mr. Fitzpatrick and Mr. Pfaff with the Oklahoma Department of Labor and subsequently appealed by them and the Company in the District Court in and for Tulsa County, State of Oklahoma, and the civil action between the Company and each of Mr. Fitzpatrick and Mr. Pfaff now pending in the Tulsa County District Court of Oklahoma. Pursuant to the Settlement Agreement, the Company has agreed to pay Mr. Fitzpatrick and Mr. Pfaff an aggregate settlement amount of $200,000 in two installments. The Company and the directors also agreed to execute and deliver a pocket judgment against them which shall not be filed by Mr. Fitzpatrick and Mr. Pfaff unless the Company fails to make the scheduled payments under the Settlement Agreement.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

US HIGHLAND, INC.

Dated: March 1, 2016	By:	/s/ Kevin G. Malone
Kevin G. Malone
President
(Principal Executive Officer)